[LONG ISLAND FINANCIAL CORP. LOGO APPEARS HERE]



                           LONG ISLAND FINANCIAL CORP.
                   SETS DATE OF SPECIAL SHAREHOLDERS' MEETING

ISLANDIA, N.Y., September 28, 2005 - Long Island Financial Corp. (Nasdaq: LICB) announced today that its Board of Directors has set November 16, 2005, as the date of its Special Meeting of Shareholders to vote on the Company's pending merger with New York Community Bancorp, Inc. (NYSE: NYB).

The meeting will start at 12 Noon, Eastern Time, and will be held at Stonebridge Country Club in Smithtown, New York. The voting record date is September 30, 2005, and shareholder proxy materials will be mailed on or about October 14, 2005.

Long Island Financial Corp. is the holding company for Long Island Commercial Bank, a New York state-chartered commercial bank, which provides commercial and consumer banking services through twelve offices located in Islandia, Babylon, Smithtown, Westbury, Jericho, Shirley, Ronkonkoma, Melville, Central Islip, Deer Park, Hauppauge and Bay Ridge-Brooklyn. Long Island Financial Corp. had approximately $540 million in assets at June 30, 2005. Harvey Auerbach serves as its Chairman of the Board.

New York Community Bancorp, Inc. has filed a registration statement containing a prospectus-proxy statement that will be sent to shareholders of Long Island Financial Corp., and other relevant documents concerning the proposed merger, with the U.S. Securities and Exchange Commission ("SEC"). WE URGE SHAREHOLDERS TO READ THE PROSPECTUS-PROXY STATEMENT TO BE SENT TO THEM, AND ANY OTHER REVELANT DOCUMENTS FILED BY NEW YORK COMMUNITY BANCORP, INC. AND LONG ISLAND FINANCIAL CORP. WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Investors are able to obtain these documents free of charge at the SEC's web site (www.sec.gov). In addition, documents that New York Community Bancorp, Inc. files with the SEC are available free of charge at its web site (www.mynycb.com) and from the Investors Relations Department, New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590. Documents that Long Island Financial Corp. files with the SEC are available free of charge at its web site (www.licb.com) and from the Corporate Secretary, Long Island Financial Corp., 1601 Veterans Highway, Suite 120, Islandia, New York 11749.

The directors, executive officers, and certain other members of management of Long Island Financial Corp. may be soliciting proxies in favor of the proposed merger from the shareholders of Long Island Financial Corp. For information about these directors, executive officers, and other members of management, shareholders are asked to refer to the most recent proxy statement that Long Island Financial Corp. has issued, which is available on its web site or at the address provided in the preceding paragraph.

CONTACT:
Douglas C. Manditch
President & CEO
LONG ISLAND FINANCIAL CORP.
1601 Veterans Highway, Suite 120
Islandia, New York 11749
Voice: (631) 348-0888   Fax: (631) 348-0830
www.licb.com